UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  4

Name of Issuer:  America Service Group Inc.

Title of Class of Securities: Common Stock

CUSIP Number: 02364L109


             (Date of Event Which Requires Filing of this Statement)

                                December 31, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person


     Mark E. Brady

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:



6.   Shared Voting Power:

     388,347

7.   Sole Dispositive Power:



8.   Shared Dispositive Power:

     388,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     388,347

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.  Percent of Class Represented by Amount in Row (9)

     6.44%

12.  Type of Reporting Person

     IN

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person


     Robert J. Suttman, II

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:



6.   Shared Voting Power:

     388,347

7.   Sole Dispositive Power:



8.   Shared Dispositive Power:

     388,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     388,347

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.  Percent of Class Represented by Amount in Row (9)

     6.44%

12.  Type of Reporting Person

     IN

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person


     Ronald L. Eubel

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:

     400

6.   Shared Voting Power:

     388,347

7.   Sole Dispositive Power:

     400

8.   Shared Dispositive Power:

     388,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     388,747

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11. Percent of Class Represented by Amount in Row (9)

     6.44%

12.  Type of Reporting Person

     IN

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person

     William Hazel

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:



6.   Shared Voting Power:

     364,347

7.   Sole Dispositive Power:



8.   Shared Dispositive Power:

     364,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     364,347

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.  Percent of Class Represented by Amount in Row (9)

     6.04%

12.  Type of Reporting Person

     IN

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person


     Bernie Holtgreive

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:

     0

6.   Shared Voting Power:

     364,347

7.   Sole Dispositive Power:

     0

8.   Shared Dispositive Power:

     364,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     364,347

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.  Percent of Class Represented by Amount in Row (9)

     6.04%

12.  Type of Reporting Person

     IN

CUSIP Number: 02364L109

1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person

     Eubel Brady & Suttman Asset Management, Inc.

2.   Check the Appropriate Box if a Member of a Group

                                                          a. __
                                                          b. X

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5.   Sole Voting Power:



6.   Shared Voting Power:

     364,347

7.   Sole Dispositive Power:



8.   Shared Dispositive Power:

     364,347

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     364,347

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.  Percent of Class Represented by Amount in Row (9)

     6.04%

12.  Type of Reporting Person

     CO, IA

Item 1(a)  Name of Issuer:  America Service Group Inc.

     (b)   Address of Issuer's Principal Executive Offices:

           105 Westpark Drive
           Suite 300
           Brentwood, Tennessee 37027

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Persons
Filing:

           Mark E. Brady
           Robert J. Suttman, II
           Ronald Eubel
           William Hazel
           Bernie Holtgreive
           Eubel Brady & Suttman Asset Management, Inc.
           7777 Washington Village Drive
           Ste. 210 Dayton, Ohio 45459

           Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel and Bernie Holtgreive - United States citizens

           Eubel Brady & Suttman Asset Management, Inc. - Delaware Corporation

     (d)   Title of Class of Securities: Common Stock

     (e)   CUSIP Number: 02364L109

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or
(c) check whether the person filing is:

     (a)  / / Broker or dealer registered under Section 15 of the Act,

     (b)  / / Bank as defined in Section 3(a)(6) of the Act,

     (c)  / / Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) / / Investment Company registered under Section 8 of the Investment Company Act,

     (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

     (g)  / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

     (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

     (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4. Ownership.

          (a) Amount Beneficially Owned: Mark E. Brady, and Robert J. Suttman, II - 388,347 shares; Ronald L. Eubel - 388,747 shares; William Hazel, Eubel Brady & Suttman Asset Management, Inc. - and Bernie Holtgreive - 364,347

          (b) Percent of Class: Mark E. Brady, Ronald L. Eubel and Robert J. Suttman, II - 6.44%; William Hazel and Eubel Brady & Suttman Asset Management, Inc. and Bernie Holtgreive - 6.04%

          (c) Mark E. Brady and Robert J. Suttman, II - 388,347 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 388,347 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

               Ronald L. Eubel - 388,347 shares with shared power to vote on to direct the vote; 400 shares with sole power to vote or to direct the vote; 388,347 shares with shared power to dispose on to direct the disposition of; 400 shares with the sole power to dispose or to direct the disposition of

               William Hazel, Bernie Holtgreive and Eubel & Suttman Asset Management, Inc. - 364,347 shares with shared power to vote on to direct the vote; 0 shares with sole power to vote or to direct the vote; 364,347 shares with shared power to dispose on to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class.

        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

        N/A

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of the Group.

        N/A

Item 10.

With respect to Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel and Bernie Holtgreive:

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to EBS Asset Management, Inc.:

     Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to all Reporting Persons:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        /s/ Ronald L. Eubel
        -------------------
            Ronald L. Eubel

        /s/ Mark E. Brady
        -----------------
            Mark E. Brady

        /s/ Robert J. Suttman, II
        -------------------------
            Robert J. Suttman, II

        /s/ William Hazel
        -----------------
            William Hazel

        /s/ Bernie Holtgreive
        ---------------------
            Bernie Holtgreive

        EUBEL BRADY & SUTTMAN ASSET
        MANAGEMENT, INC.

    By: /s/ Ronald L. Eubel
        -------------------
    By:     Ronald L. Eubel
            Chief Executive Officer

         February 13, 2003
         -----------------
              Date

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 13, 2003 relating to the Common Stock of America Service Group Inc. shall be filed on behalf of the undersigned.


                                                 /s/ Ronald L. Eubel
                                                 -------------------
                                                     Ronald L. Eubel


                                                 /s/ Mark E. Brady
                                                 -----------------
                                                     Mark E. Brady


                                                 /s/ Robert J. Suttman, II
                                                 -------------------------
                                                     Robert J. Suttman, II


                                                 /s/ William Hazel
                                                 -----------------
                                                     William Hazel


                                                 /s/ Bernie Holtgreive
                                                 ---------------------
                                                     Bernie Holtgreive


                                                 EUBEL BRADY & SUTTMAN ASSET
                                                 MANAGEMENT, INC.

                                                By: /s/ Ronald L. Eubel
                                                    -------------------
                                                By:     Ronald L. Eubel
                                                     Chief Executive Officer





00843.0001 #384764